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                                                                   EXHIBIT 15(d)


                                 CLASS C SHARES

                 AGREEMENT PURSUANT TO THE PLAN OF DISTRIBUTION

         THIS AGREEMENT is made as of the 16th day of December, 1997 by and between the Pacific Global Fund, Inc., a Maryland corporation doing business as Pacific Advisors Fund Inc. (the "Corporation"), and Pacific Global Fund Distributors, Inc., a California corporation, ("Pacific Distributors").

         WHEREAS, the Corporation intends to engage in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

         WHEREAS, Pacific Distributors is a broker-dealer registered as such under the Securities Exchange Act of 1934, as amended, and intends to engage in the business of selling shares of investment companies either directly to purchasers or through other broker-dealers; and

         WHEREAS, pursuant to a Distribution Agreement between the Corporation and Pacific Distributors dated as of October 16, 1992, Pacific Distributors is the principal underwriter and distributor of the shares of each series ("Fund") of the Corporation to the public;

         WHEREAS, the Corporation has adopted a Plan of Distribution for the Class C Shares of each Fund pursuant to Rule 12b-1 under the Act (the "Class C Shares Plan") pursuant to which the Corporation shall reimburse its principal underwriter and distributor for payments made to Recipients (as defined in the Class C Shares Plan), at the rate of 1.00% per annum of each Fund's average daily net assets attributable to the Class C Shares that were sold through Recipients; and

         WHEREAS, this Agreement between the Corporation and Pacific Distributors is an agreement related to the Class C Shares Plan;

         NOW, THEREFORE, the Corporation and Pacific Distributors, intending to be legally bound, hereby agree as follows;

         1.       Reimbursement by the Corporation Pursuant to the Plan.

         The Corporation shall reimburse Pacific Distributors for any expense properly incurred for distribution activities to the extent permitted by the Class C Shares Plan.

         In this respect, the Class C Shares of each Fund shall bear its own costs of distribution and reimbursement shall be made from the assets of the Class C Shares of the Fund, the shares of which have been sold. Pacific Distributors shall keep accurate and detailed records of all share sales made, which records shall be presented to the Corporation when reimbursement is requested.


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         2.       Quarterly Reports.

         So long as the Class C Shares Plan or any amendment thereof is in effect, Pacific Distributors shall provide to the Board of Directors of the Corporation for its review, at least quarterly, a written report specifying in reasonable detail the amounts expended for distribution activities and the purposes for which such expenditures were made and shall inform the Board of Directors of the commissions and account servicing fees to be paid by Pacific Distributors to broker-dealers and financial institutions that have agreements with Pacific Distributors.

         3.       Effective Date of this Agreement.

         A. This Agreement shall not become effective until the Class C Shares Plan takes effect according to its terms.

         B. This Agreement, or any amendments thereto, shall not take effect until it has been approved by votes of a majority of both (a) the Board of Directors of the Corporation and (b) those Directors of the Corporation who are not "interested persons" of the Corporation and who have no direct or indirect financial interest in the operation of the Class C Shares Plan or any agreement related to the Class C Shares Plan (the "Rule 12b-1 Directors"), cast in person at a meeting (or meetings) called for the purpose of voting on this Agreement.

         C. This Agreement shall continue in effect for one year from the date of effectiveness and from year to year thereafter provided such continuance is specifically approved at least annually in the manner provided in subparagraph 3.B of this Agreement.

         4.       Termination.

         This Agreement may be terminated upon sixty (60) days written notice, and without payment of any penalty, by either party hereto or by vote of a majority of the Rule 12b-1 Directors, or by a vote of the majority of the outstanding voting securities of the Funds. This Agreement shall terminate automatically in the event of its assignment.

         5.       Definition of Certain Terms.

         The terms "vote of a majority of the outstanding voting securities," "assignment," and "interested person," when used in this Agreement, shall have the respective meanings specified in the Act and rules thereunder.

         6.       Governing Law.

         The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Maryland as at the time in effect and the applicable provisions of the Act as from time to time amended and any rules or regulations promulgated thereunder. In the event that the applicable law of the State of Maryland or any of the provision herein conflict with the applicable provisions of the Act, the latter shall control.


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         The parties hereto have executed this Agreement as of the day and year first above written.

Attest:                                     PACIFIC GLOBAL FUND, INC.
                                            d/b/a PACIFIC ADVISORS FUND INC.
/s/ DALIA MUNOZ

                                            By: /s/ GEORGE A. HENNING

Attest:                                     PACIFIC GLOBAL FUND DISTRIBUTORS,
                                            INC.
/s/ DALIA MUNOZ

                                            By: /s/ GEORGE A. HENNING



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